UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 27, 2004

mobile mini, inc.

(Exact name of registrant as specified in its charter)

Delaware	001-12804	86-0210855

(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

7420 South Kyrene Road, Suite 101, Tempe, Arizona	85283

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	480-894-6311

INFORMATION TO BE INCLUDED IN THE REPORT

Item 7(c). Exhibits.

The following Exhibit is being furnished herewith:

Exhibit 99.1	Press release dated January 27, 2004, issued by Mobile Mini, Inc.

Item 9. Regulation FD Disclosure.

The information under Item 12, below, is incorporated by reference in this Item 9.

Item 12. Results of Operation and Financial Condition.

On January 27, 2004, Mobile Mini issued a press release pertaining to guidance for 2004 and discussing that while its revenues, internal growth rate and yield for the fourth quarter of 2003 ran ahead of the comparable period of 2002, preliminary indications are that higher costs and expenses, particularly in insurance, property taxes, and bad debt expense, will depress pro forma diluted earnings for the fourth quarter of 2003 by a few cents from the consensus analysts’ estimates.

The press release is furnished as an exhibit to this Current Report, and includes forwarding-looking statements pertaining to pro forma earnings results and pro forma EBITDA. Pro forma information excludes the effect of our accrual, discussed in the press release, of approximately $8.2 million for judgment, interest and legal fees in the Nuko Holdings litigation during the fourth quarter of 2003. Additional information concerning the Nuko Holdings judgment was set forth in the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2003. Mobile Mini uses pro forma EBITDA as a measure to show and evaluate its operating results absent litigation costs and related expenses incurred in connection with two Florida litigation matters as identified in the release. EBITDA and pro forma EBITDA may each be deemed a “non-GAAP financial measure” under rules of the Securities and Exchange Commission. Whenever we use the term “EBITDA,” we mean income from continuing operations for the stated period and we exclude income taxes, interest expense and depreciation and amortization for the same period. We reference EBITDA as a financial measure as a management group in our decision-making because it provides supplemental information that facilitates internal comparisons to historical operating performance and external comparisons to competitors’ operating performance. In addition, several of the financial covenants under our revolving loan agreement are expressed by reference to this financial measure. In its decision-making, management adjusts results to exclude these litigation costs and other expenses, particularly when making operational decisions that involve branch operations and expansion opportunities. We include the pro forma EBITDA measures in our announcements to provide transparency to our investors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILE MINI, INC.

/s/ Larry Trachtenberg
Dated: January 27, 2004	By:	Larry Trachtenberg
Executive Vice President and
Chief Financial Officer

Index to Exhibits

Exhibit 99.1	Press release dated January 27, 2004, issued by Mobile Mini, Inc.